 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VLOV INC.
(Exact name of registrant as specified in its charter)

Nevada	20-8658254
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5F, No. 151 Taidong Road Xiamen Guanyin Shan International Business Center Siming District, Xiamen City Fujian Province People’s Republic of China	361008
(Address of Principal Executive Offices)	(Zip Code)

VLOV Inc. 2012 Stock Plan
(Full tile of the plan)

Qingqing Wu Chief Executive Officer 5F, No. 151 Taidong Road Xiamen Guanyin Shan International Business Center Siming District, Xiamen City Fujian Province 361008 People’s Republic of China
(Name and address of agent for service)

+86-592-2345999
(Telephone number, including area code, of agent for service)

With a copy to:

Kevin K. Leung, Esq. LKP Global Law, LLP 1091 Avenue of the Stars, Suite 480 Los Angeles, California 90067 (424) 239-1890

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (the “Registration Statement”), File No. 333-181708, which originally registered 800,000 shares of common stock, par value $0.00001 per share (the “Shares”), of the registrant available for issuance under the VLOV Inc. 2012 Stock Plan.  The registrant is filing this Post-Effective Amendment in accordance with the undertaking in the Registration Statement to terminate the effectiveness of the Registration Statement and to remove from registration all of the Shares that remain unsold at the termination of the offering covered by the Registration Statement.  Effective upon the filing of this Post-Effective Amendment, the registrant hereby removes from registration all of the Shares that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Xiamen, Fujian Province, People’s Republic of China, on August 5, 2013.

VLOV INC. (Registrant)

By:	/s/ Qingqing Wu
Qingqing Wu
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.